EXHIBIT 99.1

ACME Communications Announces Second Quarter 2004 Results

Net Revenues Grow 6%; Posts Positive EBITDA of $203,000; Completes Share Repurchases

SANTA ANA, Calif., Aug. 9, 2004 (PRIMEZONE) -- ACME Communications, Inc. (Nasdaq:ACME), the nation's fourth largest affiliate group of the WB Television Network, today announced financial results for the second quarter ended June 30, 2004.

ACME's net revenues for the second quarter increased 6% to $12.2 million compared to net revenues of $11.5 million in the second quarter of 2003. As defined herein and set forth in Supplemental Table 1, broadcast cash flow for the quarter was $1,146,000 compared to $434,000 for the second quarter of 2003. The Company posted it first ever quarterly positive EBITDA of $203,000 compared to a negative EBITDA of $535,000 for the second quarter of 2003.

ACME's programming and total station operating expenses, net of the co-production minority interest credit related to its morning news show, The Daily Buzz, (set forth in Supplemental Table 2) grew 6% and 1%, respectively, during the second quarter of 2004 compared to the second quarter of 2003.

The improvement in broadcast cash flow and EBITDA results for the second quarter reflects continued better than market revenue growth combined with moderating station operating expenses.

The Company's loss from continuing operations for the second quarter of 2004 was $2.8 million compared to a $14.4 million loss from continuing operations in the second quarter of 2003. The significant reduction in the loss from continuing operations relates primarily to improved operating income and reduced interest expense and debt retirement costs resulting from the Company's repayment of a significant portion of its debt with the proceeds of the sale of the Company's St. Louis, MO and Portland, OR stations in April 2003.

For the six months ended June 30, 2004, net revenues were $23.2 million, an 8% increase over the prior year six-month period revenues of $21.5 million. Broadcast cash flow improved to $1.4 million compared to a negative $49,000 and EBITDA improved to negative $432,000 from negative $2.0 million for the prior year six-month period.

Commenting on the quarter's results, Jamie Kellner, ACME's Chairman and CEO, said, "Despite a lack of political advertising at our stations, we were able to grow our revenues by 6% during the quarter. However, our top line growth was at the low end of our guidance, reflecting a continued softness in advertising demand. In the May 2004 sweeps period, ratings at our stations were down overall in the key adults aged 18-49 demographic, during the 5 p.m. to midnight, Monday through Sunday, daypart compared to our ratings a year ago. We are hopeful that The WB Network will rebound from this season's declines and coupled with the improvements in our syndicated programming lineup this fall, we believe that we will regain our ratings momentum during the fourth quarter. In the meantime, our overall station operating costs have continued to moderate according to our plan. As a result, we expect to continue to convert an increasing amount of our revenue growth into gains in our cash flow and margins."

Stock Repurchase Update

The Company recently completed its previously announced $5 million common stock repurchase program. A total of 725,652 shares, or 4.3% of the Company's outstanding common stock, were purchased on the open market at an average cost of $6.89 per share.

Liquidity and Debt

Unrestricted cash on hand as of June 30, 2004 was $1.6 million. The Company's total debt as of June 30, 2004, including obligations for capital leases, was $37.1 million compared to $32.9 million at March 31, 2004. Total debt, net of restricted cash and cash on hand, was $35.4 million at June 30, 2004 compared to $29.9 million at March 31, 2004. Approximately $2.7 million of this increase in outstanding indebtedness related to stock repurchases through June 30, 2004. As of June 30, 2004, the Company had approximately $13.9 million remaining availability under its senior credit facility.

The Company's senior credit facility lenders have agreed to amend or waive certain of the Company's third and fourth quarter 2004 financial covenants. In addition, the Company is in advanced discussions with these lenders to amend the credit facility to increase the maximum borrowing amount under the facility, extend the term, relax future financial covenants and broaden the allowable permitted investments, including stock repurchases, under the agreement. The Company believes this broader amendment will be concluded by September 30, 2004.

Use of Broadcast Cash Flow, EBITDA

GAAP refers to generally accepted accounting principles in the United States. Broadcast cash flow and EBITDA are non-GAAP measures. Broadcast cash flow is commonly used as an indicator of operating performance for broadcasting companies and is also used to value broadcasting assets. EBITDA is used as a performance measure and to measure a company's ability to service debt, as evidenced by the fact that our senior credit facility contains certain financial covenants relating to the Company's EBITDA.

Broadcast cash flow and EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Company considers operating loss to be the most comparable GAAP measure to broadcast cash flow and to EBITDA; therefore, the Company has included a reconciliation of broadcast cash flow and EBITDA to operating loss in Supplemental Table 1. Because broadcast cash flow and EBITDA are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, the broadcast cash flow and EBITDA as presented may not be comparable to other similarly titled measures of other companies.

Third Quarter 2004 Outlook

Based on current sales pacings, the Company expects its third quarter 2004 revenue to increase in the mid-single digit range over the corresponding net revenue for the third quarter of 2003. We expect station operating expenses (net of co-production minority interest) for the third quarter to be in the range of 2-4% above the prior year quarter and resulting broadcast cash flow is expected to improve to $200,000-300,000 compared to $92,000 for the third quarter of 2003.

Second Quarter Conference Call

Senior management of ACME will hold a conference call to discuss its second quarter results on Monday, August 9, 2004, at 11:00 a.m. EDT. To access the conference call, please dial (973) 935-2403. A replay of the conference call will be available through Monday, August 16, 2004 by dialing (877) 519-4471 (U.S.), or (973) 341-3080 (International), passcode 4697235. In addition, the Company will provide a live webcast of the conference call on the Company's website, located at www.acmecommunications.com. The webcast will also be archived on the Company's website for one week.

About ACME Communications

ACME Communications, Inc. owns and operates nine television stations serving markets covering 3.7% of the nation's television households, making the Company the fourth largest affiliate group of The WB Television Network. The Company's stations are: KUWB-TV, Salt Lake City, UT; KWBQ-TV and KASY-TV, Albuquerque-Santa Fe, NM; WBDT-TV, Dayton, OH; WBXX-TV, Knoxville, TN; WIWB-TV, Green Bay-Appleton, WI; WBUI-TV, Champaign-Springfield-Decatur, IL; WTVK-TV, Ft. Myers-Naples, FL and WBUW-TV, Madison, WI. All of the Company's stations, except KASY-TV, a UPN affiliate, are WB Network affiliates. ACME's shares are traded on the NASDAQ Stock Market under the symbol: ACME.

Forward-Looking Statements

The matters discussed in this press release include forward-looking statements. In addition, when used in this press release, the words "will", "should", "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including (but not limited to) the impact of changes in national and regional economies, including advertising demand, pricing fluctuations in local and national advertising, volatility in programming costs, the inability to amend or replace the Company's current senior credit facility by March 31, 2005, the possibility of future borrowing limitations under our senior credit facility and the other risk factors set forth in the Company's 2003 Form 10-K filed with the SEC on March 16, 2004. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

                 ACME Communications, Inc. and Subsidiaries
                    Consolidated Statements of Operations

                                (Unaudited)

                   (In thousands, except per share data)

                                    Three Months          Six Months
                                    Ended June 30,       Ended June 30,
                                    2004      2003     2004        2003
                                   -----    ------    ------     ------
                                                               (restated)

 Net revenues                   $ 12,217   $ 11,532   $ 23,228   $ 21,524
                                 -------   --------   --------   --------

 Operating expenses:
  Cost of service:
   Programming, including
    program amortization          4,943      4,655       9,578       8,793
  Other costs of service
   (excluding depreciation and
    amortization of $1,284 and
    $1,182 for the three months
    ended June 30, 2004 and
    June 30, 2003, respectively,
    and $2,573 and $2,158 for
    the six months ended
    June 30, 2004 and
    June 30, 2003, respectively)  2,019      1,890       3,752       3,527
   Selling, general and
    administrative expenses       4,661      4,761       9,363       9,364
   Depreciation and
    amortization                  1,297      1,131       2,599       2,192
   Corporate expenses               946        972       1,819       1,939
                              ---------  ---------   ---------   ---------
   Operating expenses            13,866     13,409      27,111      25,815
                              ---------  ---------   ---------   ---------
    Operating loss               (1,649)    (1,877)     (3,883)     (4,291)

 Other income
  (expenses):
  Interest income                     3        198           5         294
  Interest expense                 (836)    (2,496)     (1,559)    (10,880)
  Loss on early
   extinguishment of debt            --     (9,926)         --      (9,926)
  Other                             (34)        (3)        (55)        (40)
                               ---------  ---------   ---------   ---------
 Loss from continuing
  operations before
  income taxes and
  minority interest              (2,516)   (14,104)     (5,492)    (24,843)
 Income tax expense,
  continuing operations            (493)      (300)     (1,108)       (783)
                              ---------  ---------   ---------   ---------

 Loss from continuing
  operations before
  minority interest              (3,009)   (14,404)     (6,600)    (25,626)
 Minority interest                  218         --         457          --
                              ---------  ---------   ---------   ---------
 Loss from continuing
  operations                     (2,791)   (14,404)     (6,143)    (25,626)
 Discontinued operations:
  Income from
   discontinued operations           --        (34)         --     113,998
  Income tax benefit
   (expense)                         --          1          --        (907)
                              ---------  ---------   ---------   ---------
   Income from
    discontinued
    operations                       --        (33)         --     113,091
                              ---------  ---------   ---------   ---------

    Net income (loss)         $  (2,791) $ (14,437)  $  (6,143)  $  87,465
                              =========  =========   =========   =========

 Income (loss) per share,
  basic and diluted:

  Continuing operations       $   (0.17) $   (0.86)  $   (0.37)  $   (1.53)
  Discontinued operations            --      (0.00)         --        6.75
                              ---------  ---------   ---------   ---------
   Net income (loss)
    per share                 $   (0.17) $   (0.86)  $   (0.37)  $    5.22
                              =========  =========   =========   =========

 Weighted average
  basic and diluted
  common shares
  outstanding                    16,739     16,753      16,754      16,751
                              =========  =========   =========   =========

 Supplemental Table 1

              ACME Communications Inc. and Subsidiaries
     Reconciliation of Operating Loss to Broadcast Cash Flow and
                        EBITDA (Unaudited)

                          (In Thousands)

                               For the Three        For the Six
                                Months Ended        Months Ended
                                  June 30,            June 30,
                             -----------------   -----------------
                               2004      2003      2004      2003
                             -------   -------   -------   -------

 Operating loss              $(1,649)  $(1,877)  $(3,883)  $(4,291)

 Add:
  Amortization of unearned
   compensation at
   stations                        9         9        20        21
  Depreciation and
   amortization                1,297     1,131     2,599     2,192
  Amortization of program
   rights                      2,991     2,870     5,752     5,403
  Corporate expenses             946       972     1,819     1,939
  Minority interest from
   co-production                 218        --       457        --
  Adjusted program
   payments (1)               (2,666)   (2,671)   (5,380)   (5,313)
                             -------   -------   -------   -------
   Broadcast cash flow         1,146       434     1,384       (49)
 Less:
  Corporate expenses             946       972     1,819     1,939
  Amortization of unearned
   compensation at
   corporate                      (3)       (3)       (3)       (3)
                             -------   -------   -------   -------

   EBITDA                    $   203   $  (535)  $  (432)  $(1,985)
                             =======   =======   =======   =======

 Broadcast cash flow
  margin (1)                     9.4%      3.8%      6.0%     -0.2%
 EBITDA margin (1)               1.7%     -4.6%     -1.9%     -9.2%
                             =======   =======   =======   =======

 (1)   We define

     --  broadcast cash flow as operating income, plus
         amortization of unearned compensation at stations,
         depreciation and amortization (including impairment of
         intangibles), LMA fees, amortization of program rights,
         impairment of broadcast licenses, corporate expenses and
         minority interests related to co-productions, less program payments -- the latter as adjusted to reflect reductions for liabilities relating to expired rights or rights which have been written-off in connection with acquisitions;

     --  EBITDA as broadcast cash flow less corporate expenses and amortization of unearned compensation at corporate;

     --  broadcast cash flow margin is broadcast cash flow as a percentage of net revenues; and

     --  EBITDA margin is EBITDA as a percentage of net revenues.

 Supplemental Table 2

                  ACME Communications Inc. and Subsidiaries
    Summary of Station Operating Expenses, before Depreciation &
                             Amortization

                              (unaudited)

                               For the Three         For the Six
                               Months Ended         Months Ended
                                  June 30,            June 30,
                             -----------------  ------------------
                               2004      2003     2004      2003
                             --------  -------- --------  --------
 Programming costs           $  4,943  $  4,655 $  9,578  $  8,793
 Other costs of service         2,019     1,890    3,752     3,527
 Selling, general and
  administrative expenses       4,661     4,761    9,363     9,364
                             --------  -------- --------  --------
  Station operating
   expenses before
   minority interest from
   co-production               11,623    11,306   22,693    21,684
  Minority interest from
   co-production                 (218)       --     (457)       --
                             --------  -------- --------  --------

   Total station operating
    costs                    $ 11,405  $ 11,306 $ 22,236  $ 21,684
                             ========  ======== ========  ========

 Supplemental Table 3

                       ACME Communications Inc. and Subsidiaries
                        Selected Comparative Balance Sheet Data

                                  (In Thousands)

                                      As of
                               ---------------------
                               June 30,    December 31,
                                 2004          2003
                               -------       -------
                             (unaudited)

 Cash (1)                      $ 1,640       $ 1,197
 Total debt (2)                $37,107       $30,006
 Total debt, net of cash
  and restricted cash          $35,430       $26,825

 (1)   Cash excludes cash restricted as collateral under capital lease facilities of $37,000 at June 30, 2004 and $2.0
       million at December 31, 2003.

 (2)   Total debt includes notes payable under its revolving credit facility and capital lease obligations.

CONTACT:  ACME Communications, Inc.
          Tom Allen
          (714) 245-9499

          Brainerd Communicators, Inc.
          Chris Plunkett
          Todd St. Onge
          (212) 986-6667